Exhibit 10.8

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

MASSACHUSETTS INSTITUTE OF TECHNOLOGY

AND

VISTERRA INC.

EXCLUSIVE PATENT LICENSE AGREEMENT

TABLE OF CONTENTS

TABLE OF CONTENTS		ii

RECITALS		1

1.	DEFINITIONS	2

2.	GRANT OF RIGHTS	7

3.	COMPANY DILIGENCE OBLIGATIONS	10

4.	ROYALTIES AND PAYMENT TERMS	13

5.	REPORTS AND RECORDS	17

6.	PATENT PROSECUTION	19

7.	INFRINGEMENT	20

8.	INDEMNIFICATION AND INSURANCE	22

9.	NO REPRESENTATIONS OR WARRANTIES	23

10.	ASSIGNMENT	24

11.	GENERAL COMPLIANCE WITH LAWS	24

12.	TERMINATION	25

13.	DISPUTE RESOLUTION	27

14.	CONFIDENTIAL INFORMATION	29

15.	MISCELLANEOUS	30

APPENDIX A		33

APPENDIX B		34

APPENDIX C		35

ii

MASSACHUSETTS INSTITUTE OF TECHNOLOGY

EXCLUSIVE PATENT LICENSE AGREEMENT

This Agreement, effective as of the date set forth above the signatures of the parties below (the “EFFECTIVE DATE”), is between the Massachusetts Institute of Technology (“M.I.T.”), a Massachusetts corporation, with a principal office at 77 Massachusetts Avenue, Cambridge, MA 02139-4307 and Visterra, Inc. (“COMPANY”), a Delaware corporate, with a principal place of business at One Kendall Square, Suite B3301, Cambridge, MA 02139.

R E C I T A L S

WHEREAS, M.I.T. is the owner of certain PATENT RIGHTS (as later defined herein) relating to M.I.T. Case No. [**], and has the right to grant licenses under said PATENT RIGHTS;

WHEREAS, M.I.T. desires to have the PATENT RIGHTS developed and commercialized to benefit the public and is willing to grant a license thereunder;

WHEREAS, M.I.T. and COMPANY understand and accept that the availability and accessibility of LICENSED PRODUCTS and LICENSED PROCESSES at a reasonable price to people most in need within DEVELOPING COUNTRIES is an important objective of the parties;

WHEREAS, COMPANY has represented to M.I.T., to induce M.I.T. to enter into this Agreement, that COMPANY shall commit itself to a thorough, vigorous and diligent program of exploiting the PATENT RIGHTS so that public utilization shall result therefrom; and

WHEREAS, COMPANY desires to obtain a license under the PATENT RIGHTS upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, M.I.T. and COMPANY hereby agree as follows:

1. DEFINITIONS.

1.1 “AFFILIATE” shall mean any legal entity (including, but not limited to, a corporation, partnership, or limited liability company) that is controlled by COMPANY. For the purposes of this definition, the term “control” means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.

1.2 “COLLABORATION INVENTION” shall mean any patentable invention that is jointly owned between the parties and which is:

(i) arising from collaborative research solely between the laboratory of Ram Sasisekharan at M.I.T. and COMPANY, as reflected by both (a) Ram Sasisekharan and (b) at least one employee of COMPANY being inventors of such invention, and directed to anti-dengue virus antibodies targeting the “A” b-strand of E protein domain III (EDIII) of the dengue virus; and

(ii) disclosed to the M.I.T. Technology Licensing Office and conceived and reduced to practice within [**] years of the EFFECTIVE DATE; and

(iii) dominated by claims of the PATENT RIGHTS licensed under this Agreement and listed in Appendix A as of the EFFECTIVE DATE; and

(iv) available for licensing after satisfaction of any obligations to third parties, including without limitation sponsors of the research leading to such invention.

For clarity, any invention that includes ownership rights of a third party or which includes inventors from laboratories at M.I.T. other than that of Ram Sasisekharan shall not be considered a COLLABORATION INVENTION hereunder.

1.3 “CONFIDENTIAL INFORMATION” shall mean any confidential or proprietary information furnished by COMPANY (the “Disclosing Party”) to M.I.T. (the “Receiving Party”) in connection with this Agreement, provided that such information is specifically designated as confidential in accordance with Article 14. Such CONFIDENTIAL INFORMATION shall include, without limitation, any diligence reports furnished to M.I.T. under Section 3.1, royalty reports furnished to M.I.T. under Section 5.2, and copies of sublicenses furnished to M.I.T. under Section 2.3, provided that such information is designated as confidential.

1.4 “DEVELOPING COUNTRY(IES)” shall mean any countries that are currently eligible for support from the GAVI Alliance and identified at http://www.gavialliance.org/support/apply/countries-eligible-for-support/, as such list may change from time to time, or any subsequent list that may be mutually agreed upon by M.I.T. and COMPANY.

1.5 “EXCLUSIVE PERIOD” shall mean the period of time set forth in Section 2.2.

1.6 “FIELD” shall mean treatment and/or prophylaxis of disease in humans.

1.7 “LICENSED PRODUCT” shall mean any product that, in whole or in part:

(i) absent the license granted hereunder, would infringe one or more claims of the PATENT RIGHTS; or

(ii) is manufactured by using a LICENSED PROCESS or that, when used, practices a LICENSED PROCESS.

In recognition of the value of the PATENT RIGHTS for M.I.T. Case No. [**] in identifying and/or designing related products, M.I.T. and COMPANY agree that any product that is identified, derived and/or designed by COMPANY or an AFFILIATE or SUBLICENSEE, in whole or in part, through the use of novel sequences, including without limitation variable heavy and variable light domain sequences, or a fragment thereof (e.g., a CDR sequence), disclosed in M.I.T. Case No. [**] (including without limitation, a molecule that comprises a derivative of a novel variable heavy and variable light domain sequence, or fragment thereof, described therein) shall be deemed a LICENSED PRODUCT for the purposes of this Agreement.

1.8 “LICENSED PROCESS” shall mean any process that, absent the license granted hereunder, would infringe one or more claims of the PATENT RIGHT’S or which uses a LICENSED PRODUCT.

1.9 “NET SALES” shall mean the gross amount billed by COMPANY and its AFFILIATES and SUBLICENSEES for LICENSED PRODUCTS and LICENSED PROCESSES, less the following:

(i) customary trade, quantity, or cash discounts to the extent actually allowed and taken;

(ii) amounts repaid or credited by reason of rejection or return:

(iii) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale,

transportation, delivery, or use of a LICENSED PRODUCT or LICENSED PROCESS which is paid by or on behalf of COMPANY; and

(iv) outbound transportation costs prepaid or allowed and costs of insurance in transit.

No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by COMPANY and on its payroll, or for cost of collections. NET SALES shall occur on the earlier of the receipt of payment or ninety (90) days after the date of billing for a LICENSED PRODUCT or LICENSED PROCESS. If a LICENSED PRODUCT or a LICENSED PROCESS is distributed at a discounted price that is substantially lower than the customary price charged by COMPANY (taking into account customary pricing for a governmental entity), or distributed for non-cash consideration (whether or not at a discount), NET SALES shall be calculated based on the non-discounted amount of the LICENSED PRODUCT or LICENSED PROCESS charged to an independent third party during the same REPORTING PERIOD or, in the absence of such sales, on the fair market value of the LICENSED PRODUCT or LICENSED PROCESS.

Non-monetary consideration shall not be accepted by COMPANY, any AFFILIATE, or any SUBLICENSEE for any LICENSED PRODUCTS or LICENSED PROCESSES without the prior written consent of M.I.T. In the event that non-monetary consideration is received for LICENSED PRODUCTS or LICENSED PROCESSES, NET SALES shall be calculated based on the fair market value of such non-monetary consideration, including all elements of such consideration, as determined by the parties in good faith.

NET SALES will be calculated only once with respect to each LICENSED PRODUCT or LICENSED PROCESS sold by COMPANY, any AFFILIATE and/or any SUBLICENSEE, even if such LICENSED PRODUCT or LICENSED PROCESS is sold more than once in the course of its transfer to the ultimate end-user. The foregoing notwithstanding, NET SALES will not include transfers among COMPANY and any AFFILIATE and/or SUBLICENSEE unless the recipient does not intend to further sell or transfer the LICENSED PRODUCT or LICENSED PROCESS and is the end user thereof.

1.10 “OTHER COUNTRY(IES)” shall mean any country in the TERRITORY other than DEVELOPING COUNTRIES.

1.11 “PATENT CHALLENGE” shall mean a challenge to the validity, patentability, enforceability and/or non-infringement of any of the PATENT RIGHTS (as defined below) or otherwise opposing any of the PATENT RIGHTS.

1.12 “PATENT RIGHTS” shall mean:

(a) the United States and international patents listed on Appendix A;

(b) the United States and international patent applications and/or provisional applications listed on Appendix A and the resulting patents;

(c) any patent applications resulting from the provisional applications listed on Appendix A, and any divisional, continuations, continuation-in-part applications, and continued prosecution applications (and their relevant international equivalents) of the patent applications listed on Appendix A and of such patent applications that result from the provisional applications listed on Appendix A, to the extent the claims are directed to subject matter specifically described in the patent applications listed on Appendix A, and the resulting patents;

(d) any patents resulting from reissues, reexaminations, or extensions (and their relevant international equivalents) of the patents described in (a), (b), and (c) above; and

(e) international (non-United States) patent applications and provisional applications filed after the EFFECTIVE DATE and the relevant international equivalents to divisionals, continuations, continuation-in-part applications and continued prosecution applications of the patent applications to the extent the claims are directed to subject matter specifically described in the patents or patent applications referred to in (a), (b), (c), and (d) above, and the resulting patents.

1.13 “REPORTING PERIOD” shall begin on the first day of each calendar quarter and end on the last day of such calendar quarter.

1.14 “RESEARCH SUPPORT PAYMENTS” shall mean payments to COMPANY from a SUBLICENSEE for the purposes of funding the costs of bona fide research and development activities with respect to LICENSED PRODUCTS and/or LICENSED PROCESSES covered by rights granted in the sublicense agreement to such SUBLICENSEE, and only to the extent that COMPANY can demonstrate that (i) such costs are incurred after the date of such sublicense agreement pursuant to a written research and development plan and budget, both as mutually agreed between COMPANY and such SUBLICENSEE, and (ii) such payments are only used to pay for: (a) the purchase, lease or use of equipment, supplies, raw materials, products or services, or (b) the use of employees and/or consultants, to achieve a bona fide research and/or development goal for the commercialization of such LICENSED PRODUCTS or LICENSED PROCESSES, as indicated by their inclusion as specific line items in the research and development plan.

1.15 “SUBLICENSE INCOME” shall mean any payments that COMPANY receives from a SUBLICENSEE in consideration of the sublicense of the rights granted COMPANY under Section 2.1, including without limitation license fees, milestone payments (net of any amount due to M.I.T. under Section 4.1(c) for a substantially identical milestone event), license maintenance fees, and other payments, but specifically excluding (i) royalties on NET SALES or payments as a sharing of profits from NET SALES of LICENSED PRODUCTS or LICENSED PROCESSES, (ii) RESEARCH SUPPORT PAYMENTS, (iii) reimbursement of out-of-pocket patent prosecution and defense expenses for PATENT RIGHTS, and (iv) payments made as consideration for the issuance of equity or debt securities of COMPANY at fair market value (excluding amounts in excess of the fair market value of such securities). As used herein a “substantially identical” milestone event shall mean the achievement of a functionally equivalent developmental goal for a LICENSED PRODUCT; for example, the commencement of a Phase 2 clinical trial is a substantially identical milestone event as completion of a Phase 1 clinical trial, as both are in recognition of a LICENSED PRODUCT having completed Phase 1 trials and entering into Phase 2 trials. In addition, with respect to “payments as a sharing of profits from NET SALES”, “profits” shall mean NET SALES less selling expenses and manufacturing costs of the product, and such payments shall not include milestone and/or bonus payments related to sales of LICENSED PRODUCTS or LICENSED PROCESSES.

Consideration for any and all sublicenses of the PATENT RIGHTS shall be on commercially reasonable terms and conditions. In the event that non-monetary consideration is received for any sublicense of the PATENT RIGHTS, SUBLICENSE INCOME shall be calculated based on the fair market value of such non-monetary consideration, including all elements of such consideration.

1.16 “SUBLICENSEE” shall mean any non-AFFILIATE sublicensee of the rights granted COMPANY tinder Section 2.1. For clarity, a sublicense shall include (i) any right granted, license given or agreement entered into by COMPANY to or with another person or entity, under or with respect to or permitting any use of the PATENT RIGHTS or otherwise granting rights to such person or entity under the rights granted COMPANY under Section 2.1, (ii) any option or other right granted by COMPANY to any other person or entity to negotiate for or receive any of the rights described under clause (i), or (iii) any standstill or similar obligation undertaken by COMPANY toward another person or entity not to grant any of the rights described in clause (i) or (ii) to any third party, in each case regardless of whether such grant of rights, license given or agreement entered into is referred to or is described as a sublicense.

1.17 “TERM” shall mean the term of this Agreement, which shall commence on the EFFECTIVE DATE and shall remain in effect until the expiration or abandonment of all issued patents and filed patent applications within the PATENT RIGHTS, unless earlier terminated in accordance with the provisions of this Agreement.

1.18 “TERRITORY” shall mean worldwide.

2. GRANT OF RIGHTS.

2.1 License Grants. Subject to the terms of this Agreement, M.I.T. hereby grants to COMPANY and its AFFILIATES for the TERM a royalty-bearing license under the PATENT RIGHTS to develop, make, have made, use, sell, offer to sell, lease, and import LICENSED PRODUCTS in the FIELD in the TERRITORY and to develop and perform LICENSED PROCESSES in the FIELD in the TERRITORY,

2.2 Exclusivity.

(a) In order to establish an exclusive period for COMPANY, M.I.T. agrees that, subject to Sections 2.2(b) and 2.6, it shall not grant any other license under the PATENT RIGHTS to make, have made, use, sell, lease and import LICENSED PRODUCTS in the FIELD in the TERRITORY or to perform LICENSED PROCESSES in the FIELD in the TERRITORY during the TERM (the “EXCLUSIVE PERIOD”), unless sooner terminated as provided in this Agreement.

(b) If M.I.T. or COMPANY or an AFFILIATE receives a bona fide request from a capable third party for a license under the PATENT RIGHTS to develop and commercialize a LICENSED PRODUCT and/or LICENSED PROCESS at affordable prices in one or more DEVELOPING COUNTRIES that is not being sold (including without limitation sufficient supply to meet market demand at reasonable costs) or diligently developed for sale by COMPANY or an AFFILIATE or SUBLICENSEE in such DEVELOPING COUNTRY(IES), then the party receiving such inquiry shall promptly notify the other party in writing within [**] days of such inquiry (an “INQUIRY NOTICE”), setting forth the type of LICENSED PRODUCT and/or LICENSED PROCESS desired, the commercialization area desired, the name and contact information of the third party, and any other pertinent information.

Within [**] months of such INQUIRY NOTICE, during which time COMPANY may consult with M.I.T. regarding the request, COMPANY shall enter into a sublicense agreement containing commercially reasonable terms and conditions with such third party for the requested LICENSED PRODUCT and/or LICENSED PROCESS in the requested DEVELOPING COUNTRY(IES). If COMPANY does not grant a sublicense under the PATENT RIGHTS to the third party within [**] months of such INQUIRY NOTICE, and M.I.T., at its sole discretion, determines that a sublicense to the third party is reasonable under the totality of the circumstances (taking into account development efforts of COMPANY, AFFILIATES and SUBLICENSEES) to make LICENSED PRODUCTS and/or LICENSED PROCESSES available in DEVELOPING COUNTRIES, then M.I.T. shall have the right to grant a non-exclusive license under the PATENT RIGHTS to such third party for such purposes and shall notify COMPANY of any such license that is granted. For clarity, any license granted by M.I.T. under this Section 2.2(b) shall be solely for bringing LICENSED PRODUCTS and/or LICENSED PROCESSES to market in the requested DEVELOPING COUNTRY(IES) (and other countries mutually agreed to by M.I.T. and COMPANY) in a manner that enables availability and accessibility at reasonable cost, and shall specifically exclude the right of the third party licensee to export or sell LICENSED PRODUCTS and/or LICENSED PROCESSES from such DEVELOPING COUNTRY(IES) (and other countries mutually agreed to by M.I.T. and COMPANY) into other markets. Notwithstanding the foregoing, any such license granted by M.I.T. under this Section 2.2(b) shall allow the third party licensee to export or sell LICENSED PRODUCTS and/or LICENSED PROCESSES from a DEVELOPING COUNTRY(IES) into any other DEVELOPING COUNTRY(IES) during any period of time in which an adequate supply of such LICENSED PRODUCTS and/or LICENSED PROCESSES at accessible pricing is not available in such other DEVELOPING COUNTRY(IES).

2.3 Limited Term Option to COLLABORATION INVENTIONS.

(a) To the extent that a COLLABORATION INVENTION is available for licensing, and subject to (i) any obligations of M.I.T. to third parties and (ii) the consent of M.I.T.’s Investigator Ram Sasisekharan, M.I.T. hereby grants to COMPANY a first option (the “Option”) to add M.I.T.’s interest in such COLLABORATION INVENTION to this Agreement, by amendment, in accordance with this Section 2.3.

(b) Promptly after the M.I.T. Technology Incensing Office receives disclosure of a COLLABORATION INVENTION, the M.I.T. Technology Licensing Office shall notify COMPANY in writing of the COLLABORATION INVENTION, furnishing COMPANY a copy of the invention disclosure and/or any related patent application(s). Such invention disclosure and any related patent application(s) shall be kept confidential by COMPANY. Notwithstanding the foregoing, M.I.T. shall be under no obligation to file patent applications for any

COLLABORATION INVENTION unless COMPANY exercises its Option with respect to such COLLABORATION INVENTION.

(c) COMPANY may exercise its Option to obtain a license to patent rights on such COLLABORATION INVENTION by notifying M.I.T. thereof in writing within [**] days after M.I.T.’s notice of such COLLABORATION INVENTION (the “Option Period”). If COMPANY does not exercise its Option within the Option Period, COMPANY’S rights under this Section 2.3 shall expire and M.I.T. shall be free to license such COLLABORATION INVENTION to any third party.

(d) For each Option so exercised, COMPANY will pay M.I.T. an Improvement Addition Fee of [**] dollars ($[**]), and shall be responsible for the payment of fees and costs relating to the filing, prosecution and maintenance of the patent rights covering such COLLABORATION INVENTION. Upon COMPANY’s exercise of such right and payment of the fee, the parties shall amend this Agreement to add the patent application(s) covering such COLLABORATION INVENTION under applicable terms and conditions.

2.4 Sublicenses. COMPANY shall have the right to grant sublicenses of its rights under Section 2.1 only during the EXCLUSIVE PERIOD, Such sublicenses may extend past the expiration date of the EXCLUSIVE PERIOD, but any exclusivity of such sublicense shall expire upon the expiration of the EXCLUSIVE PERIOD, COMPANY shall incorporate terms and conditions into its sublicense agreements sufficient to enable COMPANY to comply with this Agreement. COMPANY shall also include provisions in all sublicenses to provide that in the event that SUBLICENSEE brings a PATENT CHALLENGE against M.I.T. or assists another party in bringing a PATENT CHALLENGE against M.I.T. (except as required under a court order or subpoena) then COMPANY may terminate the sublicense, COMPANY shall promptly furnish M.I.T. with a fully signed photocopy of any sublicense agreement, which may be redacted to preserve any confidential information of the parties thereto (except that terms directly relevant to COMPANY’s and AFFILIATE’s obligations under this AGREEMENT may not be redacted). Upon termination of this Agreement for any reason, any SUBLICENSEE not then in default shall have the right to seek a license from M.I.T. M.I.T. agrees to negotiate such licenses in good faith under reasonable terms and conditions.

2.5 U.S. Manufacturing. COMPANY agrees that any LICENSED PRODUCTS used or sold in the United States will be manufactured substantially in the United States to the extent required by applicable laws and/or regulations.

2.6 Retained Rights.

(a) Research and Educational Use. M.I.T. retains the right on behalf of itself and all other non-profit research institutions to practice under the PATENT RIGHTS for research, teaching, and educational purposes.

(b) Federal Government. COMPANY acknowledges that the U.S. federal government retains a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any PATENT RIGHTS as set forth in 35 U.S.C. §§ 201-211 and the regulations promulgated thereunder, as amended, or any successor statutes or regulations.

2.7 No Additional Rights. Nothing in this Agreement shall be construed to confer any rights upon COMPANY by implication, estoppel, or otherwise as to any technology or patent rights of M.I.T. or any other entity other than the PATENT RIGHTS, regardless of whether such technology or patent rights shall be dominant or subordinate to any PATENT RIGHTS.

3. COMPANY DILIGENCE OBLIGATIONS.

3.1 Diligence Requirements.

(a) General Diligence Requirements. COMPANY shall use diligent efforts, or shall cause its AFFILIATES and SUBLICENSEES to use diligent efforts, to develop LICENSED PRODUCTS or LICENSED PROCESSES and to introduce LICENSED PRODUCTS or LICENSED PROCESSES into the commercial market; thereafter, COMPANY or its AFFILIATES or SUBLICENSEES shall make LICENSED PRODUCTS or LICENSED PROCESSES reasonably available to the public. Specifically, COMPANY or an AFFILIATE or SUBLICENSEE shall fulfill the following obligations:

(i) Within six (6) months after the EFFECTIVE DATE, COMPANY shall furnish M.I.T. with a written research and development plan describing the major tasks to be achieved in order to bring to market a LICENSED PRODUCT or a LICENSED PROCESS, specifying the number of staff and other resources to be devoted to such commercialization effort.

(ii) Within sixty (60) days after the end of each calendar year, COMPANY shall furnish M.I.T. with a written report (consistent with Section 5.1(a)) on the progress of its efforts during the immediately preceding calendar year to develop and commercialize LICENSED PRODUCTS or LICENSED PROCESSES. The report shall also contain a discussion of intended efforts and sales projections for the year in which the report is submitted.

(iii) COMPANY shall expend (either directly or through AFFILIATES or SUBLICENSEES) at least the amounts set forth below on research toward the development of LICENSED PRODUCTS or LICENSED PROCESSES in each calendar year (pro-rated for partial years) beginning in 2013 and ending with the first commercial sale of a LICENSED PRODUCT.

2013	[**]
[**]	[**]
[**] 2016	$1,200,000
2017 and every year thereafter	$1,500,000

(iv) By the [**] anniversary of the EFFECTIVE DATE, COMPANY (or an AFFILIATE or SUBLICENSEE) shall [**].

(v) By the [**] anniversary of the EFFECTIVE DATE, COMPANY (or an AFFILIATE or SUBLICENSEE) shall [**].

(vi) By the [**] anniversary of the EFFECTIVE DATE, COMPANY (or an AFFILIATE or SUBLICENSEE) shall [**].

In the event that M.I.T. determines that COMPANY (or an AFFILIATE) has failed to fulfill any of its obligations under this Section 3.1(a), then M.I.T. may treat such failure as a material breach in accordance with Section 12.3(b).

Notwithstanding the foregoing, in the event that COMPANY anticipates a failure to meet an obligation set forth in in Sections 3.1(a)(iv), 3.1(a)(v) or 3.1(a)(vi) due to unexpected technical, adverse events or regulatory difficulties, COMPANY will promptly notify M.I.T. in writing, in advance of the relevant deadline, and representatives of each party will meet to review the reasons for the anticipated failure (taking into accounted delays beyond the reasonable control of COMPANY) and discuss in good faith a potential reasonable revision to the diligence schedule under this Section 3.1(a). COMPANY and M.I.T. will enter into a written amendment to this Agreement with respect to any mutually agreed upon change(s) to the relevant obligation; for clarification, M.I.T. shall have no obligation to agree to amend the diligence obligations hereunder. If the parties are unable to negotiate such an amendment within [**] days from the date of COMPANY’s notification pursuant to this Section, then M.I.T. may treat such failure as a material breach in accordance with Section 12.3(b).

(b) Diligence Requirements for DEVELOPING COUNTRIES. M.I.T. and COMPANY agree that it is an important objective of both parties that LICENSED PRODUCTS and LICENSED PROCESSES be made available in DEVELOPING COUNTRIES on reasonable terms, both with respect to availability of sufficient quantities of LICENSED PRODUCTS and LICENSED PROCESSES and the cost thereof. Specifically, COMPANY or AFFILIATE shall fulfill the following obligations:

(i) Within twelve (12) months after the EFFECTIVE DATE, COMPANY shall furnish M.I.T. with a written development and commercialization plan describing the COMPANY’s strategy for bringing LICENSED PRODUCTS and LICENSED PROCESSES to market in DEVELOPING COUNTRIES in a manner that is designed to enable availability and accessibility at reasonable cost, and shall discuss with M.I.T. the plan and provide an opportunity for M.I.T. to comment on the plan. COMPANY shall use diligent efforts to develop and commercialize LICENSED PRODUCTS and LICENSED PROCESSES in DEVELOPING COUNTRIES in accordance with such plan.

(ii) Within sixty (60) days alter the end of each calendar year, COMPANY shall furnish M.I.T. with a written report on the progress of its efforts during the immediately preceding calendar year to develop and commercialize LICENSED PRODUCTS and LICENSED PROCESSES in DEVELOPING COUNTRIES.

(iii) COMPANY shall use reasonable efforts to either (I) obtain the commitment of its SUBLICENSEES to use diligent efforts to develop and commercialize LICENSED PRODUCTS and LICENSED PROCESSES in DEVELOPING COUNTRIES

in a manner that is designed to enable availability and accessibility at reasonable cost, or (II) retain rights to develop and commercialize LICENSED PRODUCTS and LICENSED PROCESSES in DEVELOPING COUNTRIES.

(iv) in the event that a LICENSED PRODUCT and/or LICENSED PROCESS has been approved for commercial sale in an OTHER COUNTRY(IES), but has not been approved for commercial sale in a DEVELOPING COUNTRY(IES), the parties shall promptly meet to discuss, and COMPANY shall commit to M.I.T., in writing with mutually agreed upon timelines (such timelines to be enforceable under this Agreement), that it or an AFFILIATE or SUBLICENSEE will (A) promptly apply for approval for commercial sale of such LICENSED PRODUCT and/or LICENSED PROCESS in such DEVELOPING COUNTRY(IES), and (B) promptly after receiving approval, begin and continue to sell such LICENSED PRODUCT and/or LICENSED PROCESS in such DEVELOPING COUNTRY(IES) at reasonably affordable prices in sufficient volume to meet market demand in such country(ies);

In addition to the remedies set forth in Section 2.2(b) with respect to LICENSED PRODUCTS and LICENSED PROCESSES, in the event COMPANY (or an AFFILIATE or SUBLICENSEE) has failed to fulfill any of its obligations under this Section 3.1(b), M.I.T. may treat such failure as a material reach in accordance with Section 12.3(b), provided that any termination under Section 12.3 for breach of obligations under this Section 3.1(b) shall be limited to COMPANY’s and its AFFILIATE’s licenses and rights under the PATENT RIGHTS for LICENSED PRODUCTS and LICENSED PROCESSES in DEVELOPING COUNTRIES in which such failure has occurred. The termination of COMPANY’s and AFFILIATE’s licenses and rights in such DEVELOPING COUNTRIES for LICENSED PRODUCTS and LICENSED PROCESSES will not affect the remaining terms of this Agreement.

4. ROYALTIES AND PAYMENT TERMS.

4.1 Consideration for Grant of Rights.

(a) License Issue Fee and Patent Cost Reimbursement. COMPANY shall pay to M.I.T. on the EFFECTIVE DATE a license issue fee of [**] dollars ($[**]), and, in accordance with Section 6.3, shall reimburse M.I.T. for its actual expenses incurred as of the EFFECTIVE DATE in connection with obtaining the PATENT RIGHTS. These payments are nonrefundable.

(b) License Maintenance Fees. Subject to Article 10, COMPANY shall pay to M.I.T. the following license maintenance fees during the TERM on the dates set forth below:

[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**], and each January 1st of every year thereafter until the first commercial sale of a LICENSED PRODUCT or LICENSED PROCESS	$75,000
And each January 1st of every year after the first commercial sale of a LICENSED PRODUCT or LICENSED PROCESS	$100,000

This annual license maintenance fee is nonrefundable; however, the license maintenance fee may be credited to running royalties subsequently due on NET SALES earned during the same calendar year, if any. License maintenance fees paid in excess of running royalties due in such calendar year shall not be creditable to amounts due for future years.

(c) Milestone Payments.

(i) Subject to Article 10, COMPANY shall pay to M.I.T. the following amounts upon the first achievement of the following milestones for each LICENSED PRODUCT or LICENSED PROCESS, whether by COMPANY or any of its AFFILIATES or SUBLICENSEES:

Milestone Event	Payment
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	$300,000

COMPANY shall notify M.I.T. within [**] days of the achievement of any of the above milestones by COMPANY or any of its AFFILIATES or SUBLICENSEES, such notice to specifically identify the payment obligation. COMPANY shall make such non-refundable, non-creditable milestone payments within [**] days after achievement of each of the milestones. For clarity, each of the milestones set forth above shall be payable only once.

(ii) The milestone events set forth in Section 4.1(c)(i) above are intended to be successive. For example, in the event that [**] [**]. In addition and notwithstanding the foregoing, if any milestone with respect to a particular LICENSED PRODUCT or LICENSED PROCESS is reached without achieving a preceding milestone with respect to the same LICENSED PRODUCT or LICENSED PROCESS, then the amount which would have been payable on achievement of the preceding milestone shall be payable upon achievement of the next successive milestone.

(d) Running Royalties.

(i) COMPANY shall pay to M.I.T. a running royalty of [**] percent ([**]%) of NET SALES, except on certain sales in DEVELOPING COUNTRIES as set forth in Section 4.1(d)(ii) below. Running royalties shall be payable for each REPORTING PERIOD and shall be due to M.I.T. within sixty (60) days of the end of each REPORTING PERIOD.

(ii) Global Access. Royalties shall not be due to M.I.T. on NET SALES made at a COST BASED PRICE in DEVELOPING COUNTRIES. As used in this subsection, the term “COST BASED PRICE” shall mean, in respect of each LICENSED PRODUCT, a price not exceeding that which fairly reflects the direct cost of manufacture of such LICENSED PRODUCT plus a typical margin for a generic pharmaceutical product for the respective market (i.e., priced to enable availability and accessibility to people most in need), as will be mutually agreed by the parties.

(e) Sharing of SUBLICENSE INCOME. COMPANY shall pay M.I.T. a total of [**] percent ([**]%) of all SUBLICENSE INCOME received by COMPANY. Such amount shall be payable for each REPORTING PERIOD and shall be due to M.I.T. within sixty (60) days of the end of each REPORTING PERIOD.

(f) Consequences of a PATENT CHALLENGE. In the event that (i) COMPANY or any of its AFFILIATES brings a PATENT CHALLENGE against M.I.T., or (ii) COMPANY or any of its AFFILIATES assists another party in bringing a PATENT CHALLENGE against M.I.T. (except as required under a court order or subpoena), and (iii) M.I.T. does not choose to exercise its rights to terminate this Agreement pursuant to Section 12.4, then the running royalties due hereunder shall be doubled for the remainder of the term of the agreement. In the event that such a PATENT CHALLENGE is successful, COMPANY will have no right to recoup any royalties paid during the period of challenge. In the event that a PATENT CHALLENGE is unsuccessful, COMPANY shall reimburse M.I.T. for all reasonable legal fees and expenses incurred in its defense against the PATENT CHALLENGE.

(g) No Multiple Royalties. If the manufacture, use, lease, or sale of any LICENSED PRODUCT or the performance of any LICENSED PROCESS is covered by more than one of the PATENT RIGHTS, multiple royalties shall not be due.

4.2 Payments.

(a) Method of Payment. All payments under this Agreement should be made payable to “Massachusetts Institute of Technology” and sent to the address identified in Section 15.1. Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.

(b) Payments in U.S. Dollars. All payments due under this Agreement shall be drawn on a United States bank and shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported by the Federal Reserve Rank of St. Louis) on the last working day of the calendar quarter of the applicable REPORTING PERIOD. Such payments shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of NET SALES.

(c) Late Payments. Any payments by COMPANY that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at [**] percentage points above the Prime Rate of interest as reported by the Federal Reserve Bank of St. Louis on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

5. REPORTS AND RECORDS.

5.1 Frequency of Reports.

(a) Before First Commercial Sale. Prior to the first commercial sale of any LICENSED PRODUCT or first commercial performance of any LICENSED PROCESS, COMPANY shall deliver reports to M.I.T. annually, within sixty (60) days of the end of each calendar year, containing information concerning the immediately preceding calendar year, as further described in Section 5.2.

(b) Upon First Commercial Sale of a LICENSED PRODUCT or Commercial Performance of a LICENSED PROCESS. COMPANY shall report to M.I.T. the date of first commercial sale of a LICENSED PRODUCT and the date of first commercial performance of a LICENSED PROCESS within sixty (60) days of occurrence in each country.

(c) After First Commercial Sale. After the first commercial sale of a LICENSED PRODUCT or first commercial performance of a LICENSED PROCESS, COMPANY shall deliver reports to M.I.T. within sixty (60) days of the end of each REPORTING PERIOD, containing information concerning the immediately preceding REPORTING PERIOD, as further described in Section 5.2.

5.2 Content of Reports and Payments. Each report delivered by COMPANY to M.I.T. shall contain at least the following information for the immediately preceding REPORTING PERIOD:

(i) the number of LICENSED PRODUCTS sold, leased or distributed by COMPANY, its AFFILIATES and SUBLICENSEES to independent third parties in each country, and, if applicable, the number of LICENSED PRODUCTS used by COMPANY, its AFFILIATES and SUBLICENSEES in the provision of services in each country;

(ii) a description of LICENSED PROCESSES performed by COMPANY, its AFFILIATES and SUBLICENSEES in each country as may be pertinent to a royalty accounting hereunder;

(iii) the gross price charged by COMPANY, its AFFILIATES and SUBLICENSEES for each LICENSED PRODUCT and, if applicable, the gross price charged for each LICENSED PRODUCT used to provide services in each country: and the gross price charged for each LICENSED PROCESS performed by COMPANY, its AFFILIATES and SUBLICENSEES in each country;

(iv) calculation of NET SALES for the applicable REPORTING PERIOD in each country, including a listing of applicable deductions;

(v) total royalty payable on NET SALES in U.S. dollars, together with the exchange rates used for conversion;

(vi) the amount of SUBLICENSE INCOME received by COMPANY from each SUBLICENSEE and the amount due to M.I.T. from such SUBLICENSE INCOME, including an itemized breakdown of the sources of income comprising the SUBLICENSE INCOME;

(vii) the number of sublicenses entered into for the PATENT RIGHTS, LICENSED PRODUCTS and/or LICENSED PROCESSES; and

(viii) COMPANY shall provide M.I.T. with Certificates of Insurance in accordance with Section 8.2.

If no amounts are due to M.I.T. for any REPORTING PERIOD, the report shall so state.

5.3 Financial Statements. On or before the ninetieth (90th) day following the close of COMPANY’s fiscal year, COMPANY shall provide M.I.T. with COMPANY’s financial statements for the preceding fiscal year including, at a minimum, a balance sheet and an income statement, certified by COMPANY’s treasurer or chief financial officer or by an independent auditor.

5.4 Records. COMPANY shall maintain, and shall cause its AFFILIATES and SUBLICENSEES to maintain, complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to M.I.T. in relation to this Agreement, which records shall contain sufficient information to permit M.I.T. to confirm the accuracy of any reports delivered to M.I.T. and compliance in other respects with this Agreement. The relevant party shall retain such records for at least [**] years following the end of the calendar year to which they pertain, during which time M.I.T., or M.I.T.’s appointed agents, shall have the right, at M.I.T.’s expense, to inspect such records during normal business hours, and not more than [**] period, to verify any reports and payments made or compliance in other respects under this Agreement. In the event that any audit performed under this Section reveals an underpayment in excess of [**] percent ([**]%), COMPANY shall bear the full cost of such audit and shall remit any amounts due to M.I.T. within thirty (30) days of receiving notice thereof from M.I.T.

6. PATENT PROSECUTION.

6.1 Responsibility for PATENT RIGHTS. M.I.T. shall prepare, file, prosecute, and maintain all of the PATENT RIGHTS. COMPANY shall have reasonable opportunities to advise M.I.T. and shall cooperate with M.I.T. in such filing, prosecution and maintenance. M.I.T. shall instruct its patent counsel to copy COMPANY on all patent prosecution documents relating to the PATENT RIGHTS.

6.2 International (non-United States) Filings. Appendix B is a list of countries in which patent applications corresponding to the United States patent applications listed in Appendix A shall be filed, prosecuted, and maintained. Appendix B may be amended by mutual agreement of COMPANY and M.I.T.

6.3 Payment of Expenses. Payment of all fees and costs, including attorneys’ fees, relating to the filing, prosecution and maintenance of the PATENT RIGHTS shall be the responsibility of COMPANY, whether such amounts were incurred before or after the EFFECTIVE DATE. As of June 27, 2013, M.I.T. has incurred approximately $[**] for such patent-related fees and costs. COMPANY shall reimburse all amounts due pursuant to this Section within thirty (30) days of invoicing; late payments shall accrue interest pursuant to Section 4.2(c). In all instances, M.I.T. shall pay the fees prescribed for large entities to the United States Patent and Trademark Office.

7. INFRINGEMENT.

7.1 Notification of Infringement. Each party agrees to provide written notice to the other party promptly after becoming aware of any infringement of the PATENT RIGHTS in the FIELD.

7.2 Right to Prosecute Infringements.

(a) COMPANY Right to Prosecute. So long as COMPANY remains the exclusive licensee of the PATENT RIGHTS in the FIELD in the TERRITORY, COMPANY, to the extent permitted by law, shall have the right, under its own control and at its own expense, to prosecute any third party infringement of the PATENT RIGHTS in the FIELD in the TERRITORY, subject to Sections 7.4 and 7.5. If required by law, M.I.T. shall permit any action under this Section to be brought in its name, including being joined as a party-plaintiff, provided that COMPANY shall hold M.I.T. harmless from, and indemnify M.I.T. against, any costs, expenses, or liability that M.I.T. incurs in connection with such action.

Prior to commencing any such action, COMPANY shall consult with M.I.T. and shall consider the views of M.I.T. regarding the advisability of the proposed action and its effect on the public interest, including without limitation the availability and accessibility of LICENSED PRODUCTS at a reasonable price to people most in need within DEVELOPING COUNTRIES. COMPANY shall not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Section without the prior written consent of M.I.T., such consent not to be unreasonably withheld.

(b) M.I.T. Right to Prosecute. In the event that COMPANY is unsuccessful in persuading the alleged infringer to desist or fails to have initiated an infringement action within a reasonable time after COMPANY first becomes aware of the basis for such action, M.I.T. shall have the right, at its sole discretion, to prosecute such infringement under its sole control and at its sole expense, and any recovery obtained shall belong to M.I.T. M.I.T. shall consult with COMPANY prior to commencing any such action.

7.3 Declaratory Judgment Actions. In the event that a PATENT CHALLENGE is brought against M.I.T. or COMPANY by a third party, M.I.T., at its option, shall have the right within [**] days after commencement of such action to take over the sole defense of the action at its own expense. If M.I.T. does not exercise this right, COMPANY may take over the sole defense of the action at COMPANY’s sole expense, subject to Sections 7.4 and 7.5.

7.4 Offsets. COMPANY may offset a total of [**] percent ([**]%) of any expenses incurred under Sections 7.2 and 7.3 against any payments due to M.I.T. under Article 4, provided that in no event shall such payments under Article 4, when aggregated with any other offsets and credits allowed under this Agreement, be reduced by more than [**] percent ([**]%) in any REPORTING PERIOD, it being understood that any expenses which COMPANY is prevented by the foregoing proviso from offsetting in any REPORTING PERIOD may be carried forward and offset in one or more subsequent REPORTING PERIODS (applying the foregoing proviso, including the cap, in each subsequent REPORTING PERIOD).

7.5 Recovery. Any recovery obtained in an action brought by COMPANY under Sections 7.2 or 7.3 shall be distributed as follows: (i) each party shall be reimbursed for any expenses incurred in the action (including the amount of any royalty or other payments withheld from M.I.T. as described in Section 7.4), (ii) as to ordinary damages, COMPANY shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales, or whichever measure of damages the court shall have applied, and COMPANY shall pay to M.I.T. based upon such amount a reasonable approximation of the royalties and other amounts that COMPANY would have paid to M.I.T. if COMPANY had sold the infringing products, processes and services rather than the infringer, and (iii) as to special or punitive damages, any award shall be shared [**] percent ([**]%) to M.I.T. and [**] percent ([**]%) to COMPANY.

7.6 Cooperation. Each party agrees to cooperate in any action under this Article which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

7.7 Right to Sublicense. So long as COMPANY remains the exclusive licensee of the PATENT RIGHTS in the FIELD in the TERRITORY, COMPANY shall have the sole right to sublicense any alleged infringer in the FIELD) in the TERRITORY for future use of the PATENT RIGHTS in accordance with the terms and conditions of this Agreement relating to sublicenses. Any upfront fees as part of such sublicense shall be shared equally between COMPANY and M.I.T.; other revenues to COMPANY pursuant to such sublicense shall be treated as set forth in Article 4.

8. INDEMNIFICATION AND INSURANCE

8.1 Indemnification.

(a) Indemnity. COMPANY shall indemnify, defend, and hold harmless M.I.T. and its trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys’ fees and expenses) (collectively, “LOSSES”) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, investigations, actions, demands or judgments arising out of or related to the exercise of any rights granted to COMPANY under this Agreement or any breach of this Agreement by COMPANY; provided, however, that COMPANY shall have no obligation pursuant to the foregoing with respect to any LOSSES that result from the gross negligence or willful misconduct of any Indemnitee.

(b) Procedures. The Indemnitees agree to provide COMPANY with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. COMPANY agrees, at its own expense, to provide attorneys reasonably acceptable to M.I.T. to defend against any such claim. The Indemnitees shall cooperate fully with COMPANY in such defense and will permit COMPANY to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of COMPANY, if representation of such Indemnitee by the counsel retained by COMPANY would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. COMPANY agrees to keep M.I.T. informed of the progress in the defense and disposition of such claim and to consult with M.I.T. with regard to any proposed settlement.

8.2 Insurance. COMPANY shall obtain and carry in full force and effect certain types and minimum limits of insurance which shall protect COMPANY and Indemnitees with respect to events covered by Section 8.1(a) above: (i) commercial general liability products/completed operations coverage; (ii) errors and omissions insurance at any time during which COMPANY or any AFFILIATE or SUBLICENSEE is performing a service for a third party (including without limitation manufacturing or assembling), has entered into a sublicense or partnership agreement or has such an agreement in force, and/or is otherwise liable to errors and omissions claims, and (iii) intellectual property infringement coverage commencing upon receipt of regulatory approval for a LICENSED PRODUCT and/or LICENSED PROCESS. Such insurance (a) shall be issued by an insurer licensed to practice in the Commonwealth of Massachusetts or an insurer pre-

approved by M.I.T., such approval not to be unreasonably withheld, (b) shall list M.I.T. as an additional insured thereunder, for the commercial general liability policy only, and (c) shall require [**] days written notice to be given to M.I.T. prior to any cancellation or material change thereof. The limits of the commercial general liability insurance shall not be less than [**] Dollars ($[**]) per occurrence with an aggregate of [**] Dollars ($[**]) for bodily injury including death, property damage, and products/completed operations coverage. The limits of the errors and omissions liability insurance shall not be less than [**] Dollars ($[**]) per claim and in the aggregate. COMPANY shall provide M.I.T. with Certificates of Insurance evidencing ongoing compliance with this Section, in accordance with Section 5.2. COMPANY shall continue to maintain such insurance after the expiration or termination of this Agreement during any period in which COMPANY or any AFFILIATE or SUBLICENSEE continues (i) to make, use, or sell a product that was a LICENSED PRODUCT under this Agreement or (ii) to perform a service that was a LICENSED PROCESS under this Agreement, and thereafter for a period of [**] years, if the coverage is under a claims-made policy.

9. NO REPRESENTATIONS OR WARRANTIES.

The M.I.T. Technology Licensing Office hereby represents and warrants to COMPANY as of the EFFECTIVE DATE that, subject to Section 2.6, to its knowledge (i) all inventors of record that are employees of M.I.T. have assigned or are obligated to assign to M.I.T. their entire right, title and interest in the PATENT RIGHTS, and M.I.T. has the authority to grant the licenses as granted herein; and (ii) it has not granted to any third party any rights under the PATENT RIGHTS that would conflict with this Agreement. M.I.T.’s total liability under the representations and warranties of this Agreement shall be limited to an amount equal to the total sum that has been paid by COMPANY to M.I.T. under the provisions of Article 4 of this Agreement.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, M.I.T. MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE PATENT RIGHTS, AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF M.I.T. OR THIRD PARTIES, VALIDITY, ENFORCEABILITY AND SCOPE OF PATENT RIGHTS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE.

IN NO EVENT SHALL M.I.T., ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OD ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER M.I.T. SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

10. ASSIGNMENT.

This Agreement is personal to COMPANY and no rights or obligations may be assigned by COMPANY without the prior written consent of M.I.T., such consent shall not to be unreasonably withheld.

Notwithstanding the foregoing, at any time after [**], COMPANY may assign its rights and obligations under this Agreement to an AFFILIATE or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates; provided however, that (i) COMPANY shall deliver written notice to M.I.T. within thirty (30) days of any such assignment, such notice to include the assignee’s contact information, (ii) this Agreement shall immediately terminate if the assignee fails to agree in writing to M.I.T. to be bound by the terms and conditions of this Agreement on or before the effective date of the assignment, (iii) COMPANY and its AFFILIATES are not in default of any of their obligations under this Agreement (including without limitation payment of any amounts due under this Agreement and/or diligence obligations) at the time of such proposed assignment, (iv) upon assignment of this Agreement in accordance with this Article 10, Sections 4.1(b) and 4.1(c)(1) shall be amended to be replaced with the milestone events and payments set forth in Appendix C, and (v) COMPANY shall pay to M.I.T. an assignment fee of [**] dollars ($[**]). Any attempted assignment in violation of this Article 10 is void.

11. GENERAL COMPLIANCE WITH LAWS

11.1 Compliance with Laws. COMPANY shall use reasonable commercial efforts to comply with all commercially material local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of LICENSED PRODUCTS and LICENSED PROCESSES.

11.2 Export Control. COMPANY and Its AFFILIATES and SUBLICENSEES shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. COMPANY hereby gives written assurance that it will comply with, and will cause its AFFILIATES and SUBLICENSEES to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its AFFILIATES or SUBLICENSEES, and that it will indemnify, defend, and hold M.I.T. harmless (in accordance with Section 8.1) for the consequences of any such violation.

11.3 Non-Use of M.I.T. Name. COMPANY and its AFFILIATES and SUBLICENSEES shall not use the name of “Massachusetts Institute of Technology,” “Lincoln Laboratory” or any variation, adaptation, or abbreviation thereof, or of any of its trustees, officers, faculty, students, employees, or agents, or any trademark owned by M.I.T., or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of M.I.T., which consent M.I.T. may withhold in its sole discretion. The foregoing notwithstanding, without the consent of M.I.T., COMPANY may make factual statements during the term of this Agreement that COMPANY has a license from M.I.T. under one or more of the patents and/or patent applications comprising the PATENT RIGHTS in business literature. Such statements may not be used in marketing, promotion, or advertising.

11.4 Marking of LICENSED PRODUCTS. To the extent commercially feasible and consistent with prevailing business practices, COMPANY shall mark, and shall cause its AFFILIATES and SUBLICENSEES to mark, all LICENSED PRODUCTS that are manufactured or sold under this Agreement with the number of each issued patent under the PATENT RIGHTS that applies to such LICENSED PRODUCT.

12. TERMINATION.

12.1 Voluntary Termination by COMPANY. COMPANY shall have the right to terminate this Agreement, for any reason, (i) upon at least six (6) months prior written notice to M.I.T., such notice to state the date at least six (6) months in the future upon which termination is to be effective, and (ii) upon payment of all amounts due to M.I.T. through such termination effective date.

12.2 Cessation of Business. If COMPANY ceases to carry on its business related to this Agreement, M.I.T. shall have the right to terminate this Agreement immediately upon written notice to COMPANY.

12.3 Termination for Default.

(a) Nonpayment. In the event COMPANY fails to pay any amounts due and payable to M.I.T. hereunder, and falls to make such payments within [**] days after receiving written notice of such failure, M.I.T. may terminate this Agreement immediately upon written notice to COMPANY.

(b) Material Breach. In the event COMPANY commits a material breach of its obligations under this Agreement, except for breach as described in Section 12.3(a), and fails to cure that breach within [**] days after receiving written notice thereof, M.I.T. may terminate this Agreement immediately upon written notice to COMPANY.

12.4 Termination as a Consequence of PATENT CHALLENGE.

(a) By COMPANY. If COMPANY or any of its AFFILIATES brings a PATENT CHALLENGE against M.I.T., or assists others in bringing a PATENT CHALLENGE against M.I.T. (except as required under a court order or subpoena), then M.I.T. may immediately terminate this Agreement.

(b) By SUBLICENSEE. If a SUBLICENSEE brings a PATENT CHALLENGE or assists another party in bringing a PATENT CHALLENGE (except as required under a court order or subpoena), then M.I.T. may send a written demand to COMPANY to terminate such sublicense. If COMPANY fails to so terminate such sublicense within [**] days after M.I.T.’s demand, M.I.T. may immediately terminate this Agreement.

12.5 Disputes regarding Termination. If COMPANY disputes any termination by M.I.T. under this Section, it must notify M.I.T. of the nature of such dispute and the proposed manner in which to resolve the dispute [**] days of receipt of notification of breach or notification of termination by M.I.T., whichever is sooner. If the parties do not resolve such dispute within [**] days of such notification, then COMPANY shall be required to initiate the dispute resolution procedures outlined in Section 13.3(a) immediately. If it does not do so, COMPANY shall be considered to have waived its rights to dispute the termination.

12.6 Effect of Termination

(a) Survival. The following provisions shall survive the expiration or termination of this Agreement:

•	Article 1 (“Definitions”);

•	Article 8 (“Indemnification and Insurance”);

•	Article 9 (“No Representations or Warranties”);

•	Article 13 (“Dispute Resolution”);

•	Article 14 (“Confidential Information”);

•	Article 15 (“Miscellaneous”);

•	Section 5.2 (“Content of Reports and Payments”);

•	Section 5.4 (“Records”);

•	Section 11.1 (“Compliance With Laws”);

•	Section 11.2 (“Export Control”); and

•	Section 12.6 (“Effect of Termination”).

(b) Pre-termination Obligations. In no event shall termination of this Agreement release COMPANY, AFFILIATES, or SUBLICENSEES from the obligation to pay any amounts that became due on or before the effective date of termination.

13. DISPUTE RESOLUTION.

13.1 Mandatory Procedures. The parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If either party fails to observe the procedures of this Article, as may be modified by their written agreement, the other party may bring an action for specific performance of these procedures in any court of competent jurisdiction.

13.2 Equitable Remedies. Although the procedures specified in this Article are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

13.3 Dispute Resolution Procedures.

(a) Mediation. In the event of any dispute arising out of or relating to this Agreement, either party may initiate mediation upon written notice to the other party (“Notice Date”) pursuant to Section 15.1, whereupon both parties shall be obligated to engage in a mediation proceeding. The mediation shall commence within [**] days of the Notice Date. The mediation shall be conducted by a single mediator in Boston, Massachusetts. The party requesting mediation shall designate two (2) or more nominees for mediator in its notice. The other party may accept one of the nominees or may designate its own nominees by notice addressed to the American Arbitration Association (AAA) and copied to the requesting party. If within, [**] days following the request for mediation, the parties have not selected a mutually acceptable mediator, a mediator shall be appointed by the AAA according to the Commercial Mediation Rules. The mediator shall attempt to facilitate a negotiated settlement of the dispute, but shall have no authority to impose any settlement terms on the parties. The expenses of the mediation shall be borne equally by the parties, but each party shall be responsible for its own counsel fees and expenses.

(b) Trial Without Jury. If the dispute is not resolved by mediation within [**] days after commencement of mediation, each party shall have the right to pursue any other remedies legally available to resolve the dispute, provided, however, that the parties expressly waive any right to a jury trial in any legal proceeding under this Article.

13.4 Performance to Continue. Each party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a party may suspend performance of its undisputed obligations during any period in which the other party fails or refuses to perform its undisputed obligations. Nothing in this Article is intended to relieve COMPANY from its obligation to make undisputed payments pursuant to Articles 4 and 6 of this Agreement.

13.5 Statute of Limitations. The parties agree that all applicable statutes of limitation and time-based defenses (including, but not limited to, estoppel and laches) shall be tolled while the procedures set forth in Sections 13.3(a) are pending. The parties shall cooperate in taking any actions necessary to achieve this result.

14. CONFIDENTIAL INFORMATION

14.1 Designation. CONFIDENTIAL INFORMATION that is disclosed in writing shall be marked with a legend indicating its confidential status (such as “Confidential” or “Proprietary”). CONFIDENTIAL INFORMATION that is disclosed orally or visually shall be documented in a written notice prepared by the Disclosing Party and delivered to the Receiving Party within thirty (30) days of the date of disclosure; such notice shall summarize the CONFIDENTIAL INFORMATION disclosed to the Receiving Party and reference the time and place of disclosure.

14.2 Obligations. For a period of [**] years after disclosure of any portion of CONFIDENTIAL INFORMATION, the Receiving Party shall (i) maintain such CONFIDENTIAL INFORMATION in strict confidence, except that the Receiving Party may disclose or permit the disclosure of any CONFIDENTIAL INFORMATION to its directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such CONFIDENTIAL IN FORMATION and who need to know such CONFIDENTIAL INFORMATION for the purposes of this Agreement; (ii) use such CONFIDENTIAL INFORMATION solely for the purposes of this Agreement; and (iii) allow its trustees or directors, officers, employees, consultants, and advisors to reproduce the CONFIDENTIAL INFORMATION only to the extent necessary for the purposes of this Agreement, with all such reproductions being considered CONFIDENTIAL INFORMATION.

14.3 Exceptions. The obligations of the Receiving Party under Section 14.2 above shall not apply to the extent that the Receiving Party can demonstrate that certain CONFIDENTIAL INFORMATION (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (iii) was independently developed or discovered by the Receiving Party without use of the CONFIDENTIAL INFORMATION; (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to such CONFIDENTIAL INFORMATION; or (v) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, provided that the Disclosing Party receives reasonable prior written notice of such disclosure.

14.4 Ownership and Return. The Receiving Party acknowledges that the Disclosing Party (or any third party entrusting its own information to the Disclosing Party) claims ownership of its CONFIDENTIAL INFORMATION in the possession of the Receiving Party. Upon the expiration or termination of this Agreement, and at the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of CONFIDENTIAL INFORMATION in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the CONFIDENTIAL INFORMATION in the possession of its legal counsel solely for the purpose of monitoring its obligations under this Agreement.

15. MISCELLANEOUS.

15.1 Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the parties:

If to M.I.T.:	Massachusetts Institute of Technology Technology Licensing Office, Room NE18-501 One Cambridge Center, Kendall Square Cambridge, MA 02142-1601 Attention: Director Tel: 617-253-6966 Fax: 617-258-6790

If to COMPANY:	Visterra Inc. One Kendall Square, Suite B3301 Cambridge, MA 02139 Attention: Brian Pereira, MD, President and CEO Tel: 617-498-1070 Fax: 617-498-1073

If, to COMPANY, notices regarding financial matters, including invoices:

Contact Name: Peter Courossi, CFO Department: Finance Address: One Kendall Square, Suite B3301 Cambridge, MA 02139 Tel: 617-498-1070 Fax: 617-498-1073 Email: [**]

All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

15.2 Governing Law/Jurisdiction. This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. The state and federal courts having jurisdiction over Cambridge, MA, USA, provide the exclusive forum for any PATENT CHALLENGE and/or any court action between the parties relating to this Agreement. COMPANY submits to the jurisdiction of such courts and waives any claim that such court lacks jurisdiction over COMPANY or its AFFILIATES or constitutes an inconvenient or improper forum.

15.3 Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed,

15.4 Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

15.5 Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a modified agreement within [**] days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 13. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the parties.

15.6 Binding Effect. This Agreement shall he binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

15.7 Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

15.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

The EFFECTIVE DATE of this Agreement is November 15, 2013.

MASSACHUSETTS INSTITUTE OF TECHNOLOGY		VISTERRA, INC.

By:	/s/ Lita L.Nelsen	By:	/s/ Brian J.G. Pereira
Name:	Lita L. Nelsen	Name:	Brian J. G. Pereira
Title:	Director, Technology Licensing Office	Title:	President & CEO

APPENDIX A

to Exclusive Patent License Agreement By and Between

M.I.T. and Visterra, Inc., dated November 15, 2013

List of Patent Applications and Patents

[**]

APPENDIX B

to Exclusive Patent License Agreement By and Between

M.I.T. and Visterra, Inc., dated November 15, 2013

List of Countries (excluding United States) for which

PATENT RIGHTS Applications Will Be Filed, Prosecuted and Maintained

[**]

APPENDIX C

to Exclusive Patent License Agreement By and Between

M.I.T. and Visterra, Inc., dated November 15, 2013

Sections 4.1(b) and 4.1(c)(i) Upon Assignment of the Agreement

(b) License Maintenance Fees. COMPANY shall pay to M.I.T. the following license maintenance lees during the TERM on the dates set forth below:

Each January 1st of every year until first commercial sale of a LICENSED PRODUCT	$	[**]
And each January 1st of every year after first commercial sale of a LICENSED PRODUCT	$	[**]

This annual license maintenance fee is nonrefundable; however, the license maintenance fee may be credited to running royalties subsequently due on NET SALES earned during the same calendar year, if any. License maintenance fees paid in excess of running royalties due in such calendar year shall not be creditable to amounts due for future years.

(c) Milestone Payments.

(i) COMPANY shall pay to M.I.T. the amounts set forth below upon the achievement by COMPANY or any of its AFFILIATES or SUBLICENSEES of certain milestone events as described below. Payments will be due in respect of the first achievement of the milestone events in the tables below for each LICENSED PRODUCT or LICENSED PROCESS.

Milestone Event	Payment
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

COMPANY shall notify M.I.T. within thirty (30) days of the achievement of any of the above milestones by COMPANY or any of its AFFILIATES or SUBLICENSEES, such notice specifically identify the payment obligation. COMPANY shall make such non-refundable, non-creditable milestone payments within sixty (60) days after achievement of each of the milestones.

FIRST AMENDMENT

This First Amendment, effective as of the date set forth above the signatures of the parties below, amends the Exclusive Patent License Agreement dated November 15, 2013 (the “LICENSE AGREEMENT”) between the Massachusetts Institute of Technology, a Massachusetts corporation having its principal office at 77 Massachusetts Avenue, Cambridge, Massachusetts, 02139 (“M.I.T.”), USA and Visterra, Inc., a Delaware corporation, with a principal place of business at One Kendall Square, Suite B3301, Cambridge, Massachusetts 02139 (“COMPANY”).

WHEREAS, M.I.T. is the owner of certain technology identified as M.I.T. Case No. [**]; and

WHEREAS, COMPANY and M.I.T. wish to modify the provisions of the LICENSE AGREEMENT to add the patent rights related to M.I.T. Case No. [**];

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties hereby agree to modify the LICENSE AGREEMENT as follows:

1. Appendix A of the LICENSE AGREEMENT shall be amended to read in its entirety as follows:

APPENDIX A

to Exclusive Patent License Agreement By and Between

M.I.T. and Visterra, Inc., dated November 15, 2013

List of Patent Applications and Patents

[**]

2. As consideration for this amendment to the LICENSE AGREEMENT, COMPANY shall pay to M.I.T. a case addition fee of [**] Dollars ($[**]) upon execution of this Frist Amendment. This payment is non-refundable.

3. Except as specifically modified or amended hereby, all other terms and conditions of the LICENSE AGREEMENT shall remain unchanged and in full force and effect. Capitalized terms used herein and not defined shall have the meanings set forth in the LICENSE AGREEMENT.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed under seal by their duly authorized representatives.

The Effective Date of this First Amendment is May 6, 2014.

MASSACHUSETTS INSTITUTE OF TECHNOLOGY		VISTERRA, INC.

By:	/s/ Lita L. Nelsen	By:	/s/ Brian J.G. Pereira
Name:	Lita L. Nelsen	Name:	Brian J. G. Pereira, MD
Title:	Director, Technology Licensing Office	Title:	President and CEO